New York State
Department of State
Division of Corporations, State Records
and Uniform Commercial Code
One Commerce Plaza, 99 Washington Avenue
Albany, NY 12231
www.dos.state.ny.us

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF ORGANIZATION
OF

Nutrition 21, LLC

Under Section 211 of the Limited Liability Company Law

FIRST: The name of the limited liability company is:  Nutrition 21, LLC

SECOND: The date of filing of the articles of organization is:  June 8, 2000

THIRD: The amendment effected by this certificate of amendment is as follows:

Paragraph (a) of the Articles of Organization relating to the name of the limited liability company is hereby amended to read as follows:

(a)	The name of the limited liability company (the “Company”) is NXXI SUB LLC.

  /s/ Benjamin T. Sporn
Benjamin T. Sporn
Vice President, General Counsel and Secretary